Exhibit A

to

Plan of Distribution

Pursuant to Rule 12b-l

of

Diamond Hill Funds

Fund Name	Share Class	Distribution Fee (annual rate expressed as a percentage of the average daily net assets of each Class of Shares)

Diamond Hill Financial Long-Short Fund	Class A	0.25%
	Class C	1.00%

Diamond Hill Large Cap Fund	Class A	0.25%
	Class C	1.00%

Diamond Hill Long-Short Fund	Class A	0.25%
	Class C	1.00%

Diamond Hill Strategic Income Fund	Class A	0.25%
	Class C	1.00%

Diamond Hill Small Cap Fund	Class A	0.25%
	Class C	1.00%

Diamond Hill Small-Mid Cap Fund	Class A	0.25%
	Class C	1.00%

Diamond Hill Select Fund	Class A	0.25%
	Class C	1.00%

Diamond Hill Research Opportunities Fund	Class A	0.25%
	Class C	1.00%

Dated as of: November 17, 2011	Diamond Hill Funds